Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: MZTI
November 11, 2026	TRADED: Nasdaq
THE MARZETTI COMPANY INCREASES REGULAR CASH DIVIDEND;
ELECTS THREE INCUMBENT DIRECTORS
WESTERVILLE, Ohio, November 11 - The Marzetti Company (Nasdaq: MZTI) announced today that its Board of Directors has declared a quarterly cash dividend of $1.05 per common share, marking 64 consecutive years of increasing regular cash dividends. The Marzetti Company is one of only 12 U.S. companies with 64 straight years of regular cash dividend increases. The dividend will be payable December 31, 2026 to shareholders of record on December 4, 2026. As of the record date for today’s annual shareholder meeting, there were 27,290,749 common shares outstanding.
CEO David A. Ciesinski said, “The increased regular cash dividend reflects the company’s continued strong financial position and will be the 254th consecutive quarterly cash dividend paid by the company since September 1963.” He noted that the indicated annual payout for the current fiscal year ending June 30, 2027 is $4.15 per share, up from the $3.95 per share paid in fiscal 2026.
Voting at the annual meeting, shareholders elected three incumbent directors. They are John B. Gerlach, Jr., retired Executive Chairman of The Marzetti Company; Gregory L. Hughes, President and Chief Executive Officer of Suntory Global Spirits; and Robert P. Ostryniec, retired Chief Product Supply Officer for Keurig Green Mountain, Inc.
The Company also announced that director Robert L. Fox retired from the Board effective at the conclusion of the Annual Meeting. The Board thanked Mr. Fox for his 35 years of dedicated service and significant contributions to the Company during his tenure.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope,” “indicated” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements.

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PAGE 2 / THE MARZETTI COMPANY INCREASES REGULAR CASH DIVIDEND; ELECTS DIRECTORS
Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•changes in our cash flow or use of cash in various business activities; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).
Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik
Vice President, Corporate Finance and Investor Relations
The Marzetti Company
Phone: 614/224-7141
Email: ir@marzetti.com